Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

October 11, 2022

DiamondHead Holdings Corp.,

250 Park Ave., 7th Floor,

New York, NY 10177.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 500,000 shares (the “Securities”) of Class A Common Stock, par value $0.001 per share, of DiamondHead Holdings Corp., a Delaware corporation (the “Company”), to be issued to holders of common stock of Great Southern Homes, Inc., a South Carolina corporation (“GSH”), pursuant to the Business Combination Agreement, dated as of September 10, 2022 (the “Business Combination Agreement”), by and among the Company, GSH and Hestia Merger Sub, Inc., a South Carolina corporation, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, and the Securities have been duly issued pursuant to the Business Combination Agreement as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the issuance of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

DiamondHead Holdings Corp.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP